Exhibit 3.1

PUBLIC STORAGE

5.750% CUMULATIVE PREFERRED SHARES, SERIES T

ARTICLES SUPPLEMENTARY

PUBLIC STORAGE, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The articles of amendment and restatement of the Trust’s declaration of trust (the “Declaration of Trust”) authorize the issuance of 100,000,000 preferred shares of beneficial interest, par value $.01 per share (the “Preferred Shares”), issuable from time to time in one or more series (each a “Series”), and authorize the Trust’s board of trustees (the “Board of Trustees”) to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption of such unissued shares.

SECOND: In accordance with Section 8-203 of the Maryland REIT Law and pursuant to the authority expressly vested in the Board of Trustees by the Declaration of Trust, the Board of Trustees has duly divided and classified 19,550 Preferred Shares of the Trust as 5.750% Cumulative Preferred Shares, Series T (“Series T Preferred Shares”).

THIRD: The following is a description of the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption of the Series T Preferred Shares of the Trust:

(a)	Distribution Rights.

(1) Distributions shall be payable in cash on the shares of this Series when, as and if declared by the Board of Trustees, out of funds legally available therefor: (i) for the period from March 13, 2012 to June 30, 2012, and (ii) for each quarterly distribution period thereafter (each quarterly distribution period thereafter being hereinafter individually referred to as a “Distribution Period” and collectively referred to as “Distribution Periods”), which quarterly Distribution Periods shall be in four equal amounts and shall commence on January 1, April 1, July 1 and October 1 in each year (each, a “Distribution Period Commencement Date”), and shall end on and include the day next preceding the next Distribution Period Commencement Date, at a rate per annum equal to 5.750% of the $25,000 per share stated value thereof. Distributions on each share of this Series shall be cumulative from March 13, 2012 and shall be payable, without interest thereon, when, as and if declared by the Board of Trustees, on or before March 31, June 30, September 30 and December 31 of each year; provided, that if any such day shall be a Saturday, Sunday, or a day on which banking institutions in the State of New York or the State of California are authorized or obligated by law to close, or a day which is or is declared a national or a New York or California state holiday (any of the foregoing a “Non-Business Day”), then the payment date shall be the next succeeding day which is not a Non-Business Day. Each such distribution shall be paid to the holders of record of shares of this Series as they appear on the share register of the Trust on such record date, not more than 45 days nor less than 15 days preceding the payment date thereof, as shall be fixed by the Board of Trustees. Distributions on account of arrears for any past Distribution Periods may be declared and paid at any time, without reference to any regular distribution payment date, to holders of record on such date, not more than 45 days nor less than 15 days preceding the payment date thereof, as may be fixed by the Board of Trustees. After full cumulative distributions on this Series have been paid or declared and funds therefor set aside for payment, including for the then current Distribution Period, the holders of shares of this Series will not be entitled to any further distributions with respect to that Distribution Period.

(2) Distributions payable on shares of this Series for any period greater or less than a full Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(3) The Trust shall not declare or pay or set apart for payment any distributions on any Series of Preferred Shares ranking, as to distributions, on a parity with or junior to the shares of this Series unless full cumulative distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for payment thereof is set apart for payment, on the shares of this Series for all Distribution Periods terminating on or prior to the date of payment of any such distributions on such other Series of Preferred Shares. When distributions are not paid in full upon the shares of this Series and any other Series of Preferred Shares ranking on a parity therewith as to distributions (including, without limitation, the Trust’s 6.500% Cumulative Preferred Shares, Series W, 6.450% Cumulative Preferred Shares, Series X, 6.250% Cumulative Preferred Shares, Series Z, 6.125% Cumulative Preferred Shares, Series A, 6.60% Cumulative Preferred Shares, Series C, 6.180% Cumulative Preferred Shares, Series D, 6.450% Cumulative Preferred Shares, Series F, 6.625% Cumulative Preferred Shares, Series M, 7.00% Cumulative Preferred Shares, Series N, 6.875% Cumulative Preferred Shares, Series O, 6.5% Cumulative Preferred Shares, Series P, 6.5% Cumulative Preferred Shares, Series Q, 6.35% Cumulative Preferred Shares, Series R, and 5.90% Cumulative Preferred Shares, Series S (all of the foregoing, collectively the “Parity Preferred Shares”)), all distributions declared upon shares of this Series and any other Series of Preferred Shares ranking on a parity therewith as to distributions shall be declared pro rata so that the amount of distributions declared per share on the shares of this Series and such other Series of Preferred Shares shall in all cases bear to each other that same ratio that the accumulated distributions per share on the shares of this Series and such other Series of Preferred Shares bear to each other. Except as provided in the preceding sentence, unless full cumulative distributions on the shares of this Series have been paid, or declared and a sum sufficient for payment thereof is set apart for payment, for all past Distribution Periods, no distributions (other than in the Trust’s common shares, par value $.10 per share (together with any other shares of beneficial interest of the Trust into which such shares shall be reclassified or changed (“Common Shares”)), or shares of beneficial interest ranking junior to the shares of this Series as to distributions and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be made upon the Common Shares or on any other shares of beneficial interest of the Trust ranking junior to or on a parity with the shares of this Series as to distributions or upon liquidation. Unless full cumulative distributions on the shares of this Series have been paid, or declared and a sum sufficient for payment thereof is set apart for payment, for all past Distribution Periods, no

Common Shares or any other shares of beneficial interest of the Trust ranking junior to or on a parity with the shares of this Series as to distributions or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such shares of beneficial interest) by the Trust or any subsidiary, except by conversion into or exchange for shares of beneficial interest of the Trust ranking junior to the shares of this Series as to distributions and upon liquidation.

(b)	Liquidation.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Trust, the holders of the shares of this Series are entitled to receive out of the assets of the Trust available for distribution to shareholders, before any distribution of assets is made to holders of Common Shares or any other class or Series of shares ranking junior to the shares of this Series upon liquidation, liquidating distributions in the amount of $25,000 per share plus all accumulated and unpaid distributions (whether or not earned or declared) for the then current and all past Distribution Periods. If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Trust, the amounts payable with respect to the shares of this Series and any other shares of the Trust ranking as to any such distribution on a parity with the shares of this Series are not paid in full, the holders of shares of this Series and of such other shares (including the Parity Preferred Shares) will share ratably in any such distribution of assets of the Trust in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of this Series will not be entitled to any further participation in any distribution of assets by the Trust.

(1) Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the shares of this Series at the respective addresses of such holders as the same shall appear on the share transfer records of the Trust.

(2) For purposes of liquidation rights, a reorganization, consolidation or merger of the Trust with or into any other entity or entities or a sale of all or substantially all of the assets of the Trust shall be deemed not to be a liquidation, dissolution or winding up of the Trust.

(c)	Redemption.

(1) Except as provided in clause (9) below, the shares of this Series are not redeemable prior to March 13, 2017. On and after such date, the shares of this Series are redeemable at the option of the Trust, by resolution of the Board of Trustees, in whole or in part, from time to time upon not less than 30 nor more than 60 days’ notice, at a cash redemption price of $25,000 per share plus all accumulated and unpaid distributions (whether or not earned or declared) to the date of redemption.

(2) If fewer than all the outstanding shares of this Series are to be redeemed, the number of shares to be redeemed will be determined by the Board of Trustees, and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot or any other equitable method determined by the Board of Trustees. In order to facilitate the redemption of shares of this Series, the Board of Trustees may fix a record date for the determination of shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

(3) Notwithstanding the foregoing, if any distributions, including any accumulation, on the shares of this Series are in arrears, no shares of this Series shall be redeemed unless all outstanding shares of this Series are simultaneously redeemed, and the Trust shall not purchase or otherwise acquire, directly or indirectly, any shares of this Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of this Series pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of shares of this Series.

(4) Immediately prior to any redemption of shares of this Series, the Trust shall pay, in cash, any accumulated and unpaid distributions through the redemption date, unless a redemption date falls after a distribution payment record date and prior to the corresponding distribution payment date, in which case each holder of shares of this Series at the close of business on such distribution payment record date shall be entitled to the distribution payable on such shares on the corresponding distribution payment date notwithstanding the redemption of such shares before such distribution payment date. Except as expressly provided herein above, the Trust shall make no payment or allowance for unpaid distributions, whether or not in arrears, on shares of this Series called for redemption.

(5) A notice of redemption (which may be contingent on the occurrence of a future event) will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the shares of this Series to the respective addresses of such holders as the same shall appear on the share transfer records of the Trust. The failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the number of shares of this Series to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that distributions on the shares to be redeemed will cease to accumulate on such redemption date. If fewer than all the shares of this Series held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of this Series to be redeemed from such holder.

(6) In order to facilitate the redemption of shares of this Series, the Board of Trustees may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

(7) Notice having been given as provided above, from and after the date fixed for the redemption of shares of this Series by the Trust (unless the Trust shall fail to make available the money necessary to effect such redemption), the holders of shares selected for redemption shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Trust by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Trust, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement or assignment of transfer, if required by the Trust and so stated in the notice) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. If fewer than all the shares represented by a certificate are redeemed, a new certificate shall be issued, without cost to the holder thereof, representing the unredeemed shares. The Trust may, at its option, at any time after a notice of redemption has been given, deposit the redemption price for the shares of this Series designated for redemption and not yet redeemed, plus any accumulated and unpaid distributions thereon to the date fixed for redemption, with the transfer agent or agents for this Series, as a trust fund for the benefit of the holders of the shares of this Series designated for redemption, together with irrevocable instructions and authority to such transfer agent or agents that such funds be delivered upon redemption of such shares and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates. From and after the making of such deposit, the holders of the shares designated for redemption shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Trust by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive from such trust fund the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement or assignment of transfer, if required by the Trust and so stated in the notice) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. Any balance of such moneys remaining unclaimed at the end of the five-year period commencing on the date fixed for redemption shall be repaid to the Trust upon its request expressed in a resolution of its Board of Trustees.

(8) Any shares of this Series that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Trustees.

(9) If the Board of Trustees shall, at any time and in good faith, be of the opinion that ownership of securities of the Trust has or may become concentrated to an extent that may prevent the Trust from qualifying as a real estate investment trust under the REIT Provisions of the Internal Revenue Code, then the Board of Trustees shall have the power, by lot or other means deemed equitable by them to prevent the transfer of and/or to call for redemption a number of shares of this Series sufficient, in the opinion of the Board of Trustees, to maintain or bring the direct or indirect ownership thereof into conformity with the requirements of such a real estate investment trust under the REIT Provisions of the Internal Revenue Code. The redemption price to be paid for shares of this Series so called for redemption, on the date fixed for redemption, shall be (i) the closing sale price on any national securities exchange or trading market on which the shares of this Series are listed, or (ii) the last quoted price as reported by any United States automated inter-dealer quotation system, on the last business day prior to the redemption date, or if the shares of this Series so called for redemption are not listed on any such exchange, trading market or quotation system, at $25,000 per share of this Series (subject to adjustment in the case of share splits, combinations, share distributions and similar transactions);

provided that if interests in shares of this Series are represented by depositary shares, then the redemption price shall be determined in accordance with the foregoing, but with respect to one depositary share, multiplied by the number of depositary shares that together represent an interest in one share of this Series. From and after the date fixed for redemption by the Board of Trustees, the holder of any shares of this Series so called for redemption shall cease to be entitled to any distributions, voting rights and other benefits with respect to such shares of this Series, other than the right to payment of the redemption price determined as aforesaid. “REIT Provisions of the Internal Revenue Code” shall mean Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. In order to exercise the redemption option set forth in this clause (9), with respect to the shares of this Series, the Trust shall give notice of redemption by publication in a newspaper of general circulation in the County of Los Angeles and the City of New York, such publication to be made once a week for two successive weeks, commencing not less than 30 nor more than 60 days prior to the date fixed for redemption. A similar notice will be mailed by the Trust by first class mail, postage pre-paid, to each record holder of the shares of this Series to be redeemed, not less than 30 nor more than 60 days prior to such redemption date, to the respective addresses of such holders as the same shall appear on the share transfer records of the Trust. Each notice shall state: (i) the redemption date; (ii) the number of shares of this Series to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that distributions on the shares to be redeemed will cease to accumulate on such redemption date. If fewer than all the shares of this Series held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of this Series to be redeemed from such holder.

(d) Voting Rights. The shares of this Series shall not have any voting powers either general or special, except as required by law and except that:

(1) If the Trust shall fail to pay full cumulative distributions on the shares of this Series or any other of its Preferred Shares for six quarterly distribution payment periods, whether or not consecutive (a “Distribution Default”), the holders of all outstanding Preferred Shares, voting as a single class without regard to series, will be entitled to elect two Trustees until full cumulative distributions for all past distribution payment periods on all Preferred Shares have been paid or declared and funds therefor set apart for payment. Such right to vote separately as a class to elect Trustees shall, when vested, be subject, always, to the same provisions for the vesting of such right to elect Trustees separately as a class in the case of future Distribution Defaults. At any time when such right to elect Trustees separately as a class shall have so vested, the Trust may, and upon the written request of the holders of record of not less than 10% of the total number of Preferred Shares of the Trust then outstanding shall, call a special meeting of shareholders for the election of Trustees. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Trust, provided that the Trust shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing Annual Meeting of Shareholders of the Trust and the holders of all classes of outstanding Preferred Shares are afforded the opportunity to elect such Trustees (or fill any vacancy) at such Annual Meeting of Shareholders. Trustees elected as aforesaid shall serve until the next Annual Meeting of Shareholders of the Trust or until their respective successors shall be elected and qualified. If, prior to the end of the term of any Trustee elected as aforesaid, a vacancy in the office of such Trustee shall occur during the continuance of a Distribution Default by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term by the appointment of a new Trustee for the unexpired term of such former Trustee, such appointment to be made by the remaining Trustee elected as aforesaid.

(2) The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of this Series, voting separately as a class, will be required for any amendment to the Declaration of Trust that will materially and adversely alter or change the powers, preferences, privileges or rights of the shares of this Series, except as set forth below. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of this Series and any other Series of Preferred Shares ranking on a parity with this Series as to distributions and upon liquidation (including the Parity Preferred Shares), voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of any class or Series of shares ranking prior to this Series as to distributions or upon liquidation or to issue or authorize any obligation or security convertible into or evidencing a right to purchase any such security, but the Declaration of Trust may be amended to increase the number of authorized Preferred Shares ranking on a parity with or junior to this Series or to create another class of Preferred Shares ranking on a parity with or junior to this Series without the vote of the holders of outstanding shares of this Series.

(e) Conversion. The shares of this Series are not convertible into shares of any other class or Series of the shares of beneficial interest of this Trust.

[Signature page follows]

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its Senior Vice President and Chief Financial Officer and attested to by its Secretary as of March 6, 2012.

ATTEST:		PUBLIC STORAGE, a Maryland real estate investment trust

By:	/s/ Stephanie G. Heim	By:	/s/ John Reyes
Name:	Stephanie G. Heim	Name:	John Reyes
Title:	Secretary	Title:	Senior Vice President and Chief Financial Officer

THE UNDERSIGNED, the Senior Vice President and Chief Financial Officer of Public Storage, who executed on behalf of the Trust the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the duly authorized act of said Trust and hereby certifies to the best of his knowledge, information and belief that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ John Reyes
Name:	John Reyes
Title:	Senior Vice President and Chief Financial Officer